UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 12, 2008
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951) 271-4232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On September 18, 2008, Vineyard National Bancorp (“VNBC”) announced the appointment of Glen C. Terry as president and chief executive officer of VNBC and its operating subsidiary, Vineyard Bank, N.A. (“Vineyard”) as of September 12, 2008 (the “Effective Date”).  In addition, VNBC announced the appointment of Lucilio Couto as executive vice president and chief credit officer of Vineyard as of September 12, 2008.  Mr. Couto currently serves as the executive vice president and chief risk officer for VNBC and Vineyard and will remain in this capacity until his successor is named.  Mr. Terry’s appointment is subject to regulatory approval by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency, and  Mr. Couto’s appointment is subject to regulatory approval by the Office of the Comptroller of the Currency.  Mr. Terry succeeds James G. LeSieur, who was serving as interim chief executive officer and president of VNBC and Vineyard since January 24, 2008.  Mr. LeSieur will assume the role of Vice Chairman of the Board of Directors for both VNBC and Vineyard.

Mr. Terry, age 57, has served as the Vice Chairman of the Board of Directors of VNBC and Vineyard since August 11, 2008, and will continue as a member of the Board of Directors of both going forward.  He is a career banking executive who has held the positions of president and chief executive officer of four regional community banks in Northern California—The Vintage Bank (Napa), Solano Bank (Vacaville), Napa Valley Bank (Napa) and Tri Valley Bank (San Ramon). Mr. Terry also served on the respective Board of Directors of each entity during such time. His career has also included senior positions in multi-billion dollar regional and interstate banks.

VNBC and Vineyard entered into an employment agreement with Mr. Terry, effective as of the Effective Date, the terms of which are subject to regulatory approval.  From the Effective Date until VNBC raises additional capital as described in the employment agreement, VNBC and Vineyard have the option not to place Mr. Terry as president and chief executive officer of VNBC or Vineyard.  In such case, Mr. Terry would be entitled to receive a lump sum payment of $180,000 for services provided to that date, less amounts already paid to him pursuant to the employment agreement.

The term of the employment agreement is for one year and will be automatically renewed for additional one-year periods unless either party provides at least 30-days notice that it does not wish to continue the agreement.  Pursuant to the agreement, Mr. Terry will receive an initial base salary of $360,000 per year and will be, beginning in calendar year 2009, eligible to receive an annual bonus at a target of 80% of his base salary, 60% of which is to be paid in stock options of VNBC.  Mr. Terry also will be entitled to various benefits, including reimbursement of country club membership and dues (subject to repayment to VNBC in certain circumstances), an automobile allowance, health club membership dues, reasonable relocation expenses and accommodations and travel benefits for the first 90 days of the agreement. The agreement also provides that upon the closing of the private offering, Mr. Terry will receive a grant of stock options having an aggregate exercise price of $180,000.

Pursuant to the employment agreement, in the event Mr. Terry’s employment is terminated by VNBC or Vineyard without cause, by Mr. Terry for good reason or voluntarily by Mr. Terry within the one-year period following a change in control of VNBC, Mr. Terry will be entitled to a severance payment equal to (i) two times his then-current base salary, plus (ii) a pro rata bonus for the year of termination.  The employment agreement includes standard confidentiality, unfair competition and non-solicitation provisions.

There are no family relationships between Mr. Terry and any directors or executive officers of VNBC, and, since the beginning of VNBC’s last fiscal year, Mr. Terry has not had any material interest in any transactions in which VNBC was or is to be a participant.

A copy of the employment agreement between VNBC and Mr. Terry is filed as Exhibit 10.1 hereto and incorporated herein by reference.  A copy of the press release related to the appointments of Messrs. Terry and Couto is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated September 12, 2008, among Vineyard National Bancorp, Vineyard Bank, National Association and Glen C. Terry.
99.1	Press release of Vineyard National Bancorp dated September 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vineyard National Bancorp
(Registrant)

Dated: September 18, 2008	By:	/s/ Gordon Fong
	Name:	Gordon Fong
	Title:	Executive Vice President and Chief Financial Officer